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                                                                  EXHIBIT (d).12


                    INTERIM INVESTMENT SUB-ADVISORY AGREEMENT



         Agreement dated this 2nd day of April, 2001 by and between HL Investment Advisors, LLC, a Connecticut limited liability company (the "Manager") and T. Rowe Price International, Inc, a corporation organized under the laws of Maryland (the "Sub-Adviser") whose principal office is located at 100 East Pratt Street, Baltimore, Maryland 21202.

         WHEREAS, the Manager serves as the investment adviser and manager for Fortis Series Fund, Inc. (the "Company"), an open-end, management investment company registered with the Securities and Exchange Commission ("SEC") pursuant to the Investment Company Act of 1940, as amended ("1940 Act"), that is comprised of a number of separate series of investments that act as funding vehicles for various variable annuity contracts and variable universal life insurance policies issued by Fortis Benefits Insurance Company ("FBIC") and/or First Fortis Life Insurance Company ("First Fortis");

         WHEREAS, the Manager desires to retain the Sub-Adviser to assist the Manager in furnishing an investment program to one series of the Company, the International Stock Series II (the "Portfolio");


         NOW, THEREFORE, in consideration of the mutual agreements herein made, the Manager and the Sub-Adviser agree as follows:

         1. APPOINTMENT AND EXPENSES OF THE SUB-ADVISER. The Manager hereby appoints the Sub-Adviser to serve as sub-adviser with respect to the assets of the Portfolio and to perform the services hereinafter set forth and the Sub-Adviser hereby accepts such appointment. The Sub-Adviser agrees, for the compensation herein provided, to assume all obligations herein provided and bear all its personnel and other expenses associated with the performance of its services hereunder. The Company shall be responsible for the Portfolio's administrative and other direct expenses, including, but not limited to: (a) fees pursuant to any plan of distribution that the Portfolio may adopt; (b) the Portfolio's brokerage and commission expenses, including all ordinary and reasonable transaction costs; (c) fees and expenses of pricing services used by the Company to determine the value of the Portfolio's holdings; (d) Federal, state, local and foreign taxes, including issue and transfer taxes incurred by or levied on the Portfolio; (e) interest charges on any Portfolio borrowings;
(f) the Company's organizational and offering expenses; (g) the cost of the Company's personnel, if any, providing services to the Company; (h) fees and expenses of registering the Company's shares under the appropriate Federal securities laws and of qualifying the Company's shares under applicable state securities laws and pursuant to any foreign laws; (i) expenses of printing and distributing reports to the Company's shareholders, proxy materials, prospectuses and distribution of dividends; (j) costs of the Company's shareholders' meetings and proxy solicitation; (k) charges and expenses of the Company's custodian and registrar, transfer agent and dividend disbursing agent;
(l) compensation of the Company's officers, directors and employees that are not "affiliated persons" or "interested persons" [as defined in Section 2(a) of the 1940 Act and the rules, regulations and releases relating thereto] of the Sub-Adviser; (m) the Company's legal and auditing expenses; (n) cost of certificates representing shares of the Portfolio; (o)



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the Company's costs of stationery and supplies; (p) the Company's insurance expenses; (q) the Company's association membership dues; (r) travel expenses of officers and employees of the Sub-Adviser to the extent such expenses relate to the attendance of such persons at meetings at the request of the Board of Directors of the Company (EXCEPT that a representative of the Sub-Adviser will attend one Board meeting per year, at the Sub-Adviser's own expense); and (s) travel expenses for attendance at Board of Directors meetings by members of the Board of Directors of the Company who are not "interested persons" or "affiliated persons" of the Sub-Adviser. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or on behalf of the Company in any way or otherwise be deemed an agent of the Company.

         2. DUTIES OF THE SUB-ADVISER. The Sub-Adviser will use the same level of professional skill, care and judgment in the performance of its duties under this Agreement as it does in its management of those investment companies the Sub-Adviser directly manages. In so doing, the Sub-Adviser shall formulate and implement a continuing program for the management of the assets of the Portfolio that is consistent with the Prospectus (as hereinafter defined) and the policies adopted by the Board. The Sub-Adviser shall amend and update such program from time to time as financial and other economic conditions warrant. The Sub-Adviser shall make all determinations with respect to the investment of the assets of the Portfolio and shall take such steps as may be necessary to implement the same, including the placement of purchase and sale orders on behalf of the Portfolio. The Manager shall be responsible for the administration of the investment activities of the Company and the Portfolio, including compliance with the requirements of the 1940 Act, except for the investment management activities specifically delegated to the Sub-Adviser pursuant to this Agreement.

         3. POWERS OF THE SUB-ADVISER.

                  3.1 The Sub-Adviser's power to direct the investment and reinvestment of the assets of the Portfolio shall be exercised in accordance with applicable law, the Company's Articles of Incorporation and the investment objectives, policies and restrictions set forth in the then-current Prospectus and Statement of Additional Information (collectively the "Prospectus") relating to the Portfolio contained in the Company's Registration Statement under the 1940 Act and the Securities Act of 1933, as amended. Additional limitations may be placed on the Sub-Adviser's investment decisions: (i) as required by applicable law; (ii) by the Company's Board of Directors upon sixty (60) days written notice to the Sub-Adviser; and/or (iii) by mutual agreement between the Company, the Manager and the Sub-Adviser. The Company agrees to provide promptly to the Sub-Adviser a copy of the documents mentioned above and all changes and amendments made to such documents.

                  3.2 While the Sub-Adviser will have day-to-day responsibility for the discretionary investment decisions to be made on behalf of the Portfolio, the Sub-Adviser will be subject to oversight by the Manager. Such oversight, however, shall not require prior approval of discretionary investment decisions made by the Sub-Adviser except as may be required by applicable law, the Portfolio's investment policies and restrictions and/or any limitations imposed on the Sub-Adviser by the Company and/or the Manager pursuant to the preceding paragraph. The Manager shall retain the right to instruct the Sub-Adviser to effect any transactions necessary to ensure compliance with the Portfolio's investment policies and restrictions as well as the requirements of Subchapter M of the Internal Revenue



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Code and the provisions of Section 817(h) of the Internal Revenue Code and the
regulations promulgated thereunder.

                  3.3 In the event the Sub-Adviser's compliance with any amendment of the Portfolio's investment objectives, policies and restrictions or other limitations placed on the Sub-Adviser's investment decisions with respect to the Portfolio would interfere with the completion of any transaction commenced on behalf of the Portfolio prior to the Sub-Adviser's knowledge of such amendment, the Sub-Adviser may complete such transaction unless doing so would violate any applicable law, rule or regulation. In such an event, the Sub-Adviser will not be responsible for any loss that may result from the completion of the transaction.

                  3.4 Further, and except as may be qualified elsewhere in this Agreement, the Sub-Adviser is hereby authorized, for and on behalf of the Company, with respect to the Portfolio, in its discretion to:

                           (a) exercise any conversion and/or subscription
rights available in connection with any securities or other investments held in the Portfolio;

                           (b) maintain all or part of the Portfolio's
uninvested assets in short-term income-producing instruments for such periods of time as shall be deemed reasonable and prudent by the Sub-Adviser;

                           (c) instruct the Custodian, in accordance with the
Custodian Agreement, to deliver for cash received, securities or other cash and/or securities instruments sold, exchanged, redeemed or otherwise disposed of from the Portfolio, and to pay cash for securities or other cash and/or securities instruments delivered to the Custodian and/or credited to the Portfolio upon acquisition of the same for the Portfolio;

                           (d) determine how to vote all proxies received with
respect to securities held in the Portfolio and direct the Custodian as to the voting of such proxies; and

                           (e) generally, perform any other act necessary to
enable the Sub-Adviser to carry out its obligations under this Agreement.

         4. SELECTION OF BROKER-DEALERS. The Sub-Adviser shall select the brokers and dealers through whom transactions on behalf of the Portfolio will be executed and the markets on or in which such transactions will be executed and shall place, in the name of the Portfolio or its nominee (or appropriate foreign equivalent), all such orders. In selecting brokers and dealers to execute such transactions, and in negotiating brokerage commissions, and in obtaining research, statistical and other information from brokers and dealers in connection with Portfolio transactions, the Sub-Adviser shall comply with the description of the process contained in the Prospectus. The Sub-Adviser may utilize its trading desk in performing its obligations under this Paragraph 4.

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                  4.1 The Subadviser agrees that, in placing orders with
broker-dealers for the purchase or sale of portfolio securities, it shall attempt to obtain quality execution at favorable security prices; provided that, on behalf of the Portfolio, the Subadviser may, in its discretion, agree to pay a broker-dealer that furnishes brokerage or research services as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended ("1934 Act"), a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if the Subadviser determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Subadviser with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). In no instance will portfolio securities be purchased from or sold to the Subadviser, or any affiliated person thereof, except in accordance with the federal securities laws and rules and regulations thereunder.

                  4.2 It is understood that certain other clients (including other funds, portfolios and accounts) of the Sub-Adviser may have investment objectives and policies similar to those of the Portfolio and that the Sub-Adviser may, from time to time, make recommendations that result in the purchase (or sale) of a particular security by its other clients and the Portfolio during the same period of time. If transactions on behalf of more than one client during the same period increase the demand for securities being purchased or the supply of securities being sold, there may be an adverse effect on price or quantity. In such event, the Sub-Adviser shall allocate the securities or investments to be purchased or sold, as well as the expenses incurred in the transactions (including price) in a manner the Sub-Adviser considers equitable and consistent with its obligations to the Portfolio and the Sub-Adviser's other clients.

                  4.3 The Sub-Adviser agrees that it will only enter into transactions that are covered by Section 10(f) or Section 17(e) of the 1940 Act if it has (i) complied with Rule 10f-3 or Rule 17e-1 thereunder, respectively, or the terms of an appropriate exemptive order issued to the Company by the SEC, and (ii) has complied with the procedures adopted thereunder by the Board of Directors of the Company which may, pursuant to authority granted by the Company, be supplemented by interpretive guidelines of the Manager. The Manager shall promptly notify the Sub-Adviser of any parties with whom engaging in a transaction for the Portfolio would result in a violation of the 1940 Act.

         5. REPORTS AND INFORMATION TO BE PROVIDED BY THE SUB-ADVISER. The Sub-Adviser shall furnish such information and reports relating to the Portfolio, its holdings and transactions involving Portfolio securities as the Manager and/or the Company may reasonably require to fulfill its or their legal responsibilities or to meet regulatory requirements or discharge other duties they may have and which information and reports the Sub-Adviser and the Manager and/or the Company mutually agree that the Sub-Adviser shall provide. The subjects of the reports and information to be provided by the Sub-Adviser as of the date hereof are the following:

                  (a) Information concerning the Sub-Adviser's investment activities that is required by the Manager to determine the Company's and Portfolio's compliance with the 1940 Act, the Advisers Act, the Internal Revenue Code, applicable federal and state securities and insurance laws and other applicable laws and regulations or regulatory and taxing authorities in the United States and other

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relevant countries, provided that nothing in this Agreement shall be deemed to require the Sub-Adviser to perform fund accounting activities;

                  (b) Information required by the Manager to meet the accounting and operational requirements of the Portfolio. Specific examples of the types of reports and information that will be needed by the Manager and the Company are set forth in Exhibit A, attached hereto;

                  (c) Information mutually agreeable to the Sub-Adviser and the Manager and/or the Company that is required by the Manager to satisfy its reporting obligations to the Company arising from the Investment Advisory and Management Agreement between the Manager and the Company;

                  (d) Information reasonably requested by the Manager to determine the adequacy of services provided to the Portfolio by foreign custodians and sub-custodians;

                  (e) Information required by the Manager to determine the Sub-Adviser's compliance with Rule 17j-1 under the 1940 Act with respect to the Sub-Adviser's activities on behalf of the Portfolio, which shall consist of:
(i) a copy of the Sub-Adviser's current Code of Ethics, and any amendments thereto; (ii) a quarterly certification from the Sub-Adviser that it and relevant personnel have complied with the Sub-Adviser's Code of Ethics; and
(iii) in any circumstance where a violation of such Code of Ethics has occurred, reasonable information pertaining to the facts and circumstances surrounding such violation and the actions taken to remedy such violation;

                  (f) Information required by the Manager to determine compliance with Rule 10f-3 and Rule 17e-1 under the 1940 Act with respect to the Sub-Adviser's (or its affiliates') activities on behalf of the Portfolio; and

                  (g) Information reasonably necessary to respond to specific inquiries from the Company's management and/or Board of Directors and as mutually agreed upon by the Sub-Adviser and the Manager and/or the Company.

         6. NON-EXCLUSIVE SERVICES, CONFLICTS OF INTEREST AND MATERIAL NONPUBLIC INFORMATION. The Manager understands that the Sub-Adviser and its affiliates may furnish investment management and advisory services to others, and that the Sub-Adviser and its affiliates shall be at all times free, in their discretion, to make recommendations to, and investments for, others which may or may not correspond to investments made for the Portfolio. The Manager further understands that the Sub-Adviser, its affiliates, and any officer, director, stockholder, employee or any member of their families may or may not have an interest in the securities whose purchase and sale the Sub-Adviser effects for the Portfolio. Actions taken by the Sub-Adviser on behalf of the Portfolio may be the same as, or different from, actions taken by the Sub-Adviser on its own behalf or for others or from actions taken by the Sub-Adviser's affiliates, officers, directors, partners, employees of the Sub-Adviser or its affiliates, or the family members of such persons or other investors. The Sub-Adviser represents that it has in effect a code of ethics that complies with Rule 17j-1 under the 1940 Act and has procedures in place that, taken together, provide reasonable enforcement of the code's provisions. Similarly, the Sub-Adviser represents that, with respect to the use of nonmaterial nonpublic information,

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it has complied, and will continue to comply, with Section 204A of the
Investment Advisers Act of 1940, as amended ("Advisers Act") and any rules thereunder.

         7. DISCLOSURE OF INFORMATION AND CONFIDENTIALITY.

                  7.1 The Sub-Adviser, the Company and the Manager, either during or after the termination of this Agreement, are authorized with respect to matters arising out of this Agreement to make any disclosures and/or participate in any conduct required by any applicable law, rule, regulation, self-regulating organization, investment exchange or any other body having regulatory or enforcement responsibility with respect to any investment business conducted by the Sub-Adviser on behalf of the Portfolio.

                  7.2 Subject to the preceding paragraph, the Sub-Adviser agrees that all information which has or will come into its possession or knowledge concerning the Portfolio or its investments in connection with this Agreement shall be held by the Sub-Adviser in confidence. The Sub-Adviser shall make no use of such information other than for the performance of this Agreement, shall disclose such information only to the directors, officers or employees of the Sub-Adviser or its affiliated firms or of any third party appointed pursuant to this Agreement requiring such information and shall not disclose such information to any other person without the written consent of the Company; provided, however, that to the extent the investments for the Portfolio are similar to investments for other clients of the Sub-Adviser, the Sub-Adviser may disclose such investments without direct reference to the Portfolio. The Sub-Adviser may also include the name of the Portfolio in a representative client list.

                  7.3 Subject to the preceding paragraph, the Company and the Manager agree that all information which has or will come into their possession or knowledge concerning the operations and procedures of the Sub-Adviser shall be held by the Company and the Manager in confidence. The Company and the Manager shall make no use of such information other than for the performance of this Agreement, shall disclose such information only to their directors, officers or employees or those of its affiliated firms and shall not disclose such information to any other person without the written consent of the Sub-Adviser.

                  7.4 The Manager and the Company agree not to refer to the Sub-Adviser or its affiliates in any advertisement or other document without prior consent of the Sub-Adviser. Similarly, the Sub-Adviser and its affiliates shall not refer to the Manager, the Company, the Portfolio, or any affiliate of the Manager in any advertisement or other document without the Manager's prior consent. Specifically, the Manager and the Company agree to furnish Sub-Adviser with a copy of any such advertisement or other document at least five (5) days prior to its first use, and the Manager and the Company agree to refrain from such use if Sub-Adviser reasonably objects thereto. However, the Parties to this Agreement agree that they may reference one another as necessary in regulatory and other legal filings, subject to the terms of Paragraph 12(a) of this Agreement. Further, the parties agree that they will not unreasonably withhold permission to use their names or otherwise reference them in materials used to describe the Portfolio and/or the Company.

         8. DEALINGS WITH THE CUSTODIAN. The Manager shall notify the Sub-Adviser of the appointment of the custodian(s) ("Custodian") for all or any portion of the Portfolio's assets, shall

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provide the Sub-Adviser with a true and complete copy of each agreement with the
Custodian that deals with the Portfolio's assets ("Custodian Agreements"), and shall provide the Sub-Adviser with the names of persons authorized to act on behalf of the Custodian and such other information as the Sub-Adviser shall reasonably require. The Company agrees to provide promptly to the Sub-Adviser a copy of all relevant Custodian Agreements, and all changes made to such documents.

         9. DELEGATION OF THE SUB-ADVISER'S RESPONSIBILITIES. The Sub-Adviser may not delegate its investment advisory responsibilities as Sub-Adviser to the Portfolio. However, the Sub-Adviser may employ, retain or otherwise avail itself of the services and facilities of persons and entities within its own organization or any other organization for the purpose of providing the Sub-Adviser, the Manager or the Portfolio with such information, advice or assistance, including but not limited to advice regarding economic factors and trends and advice as to transactions in specific securities, as the Sub-Adviser may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or as may otherwise be helpful to the Manager or the Portfolio, or in the discharge of the Sub-Adviser's overall responsibilities with respect to the other accounts for which it serves as investment manager or investment adviser. The Sub-Adviser's acquisition of information, advice or assistance pursuant to this paragraph shall be at the Sub-Adviser's own expense and shall not relieve the Sub-Adviser of any of its obligations under this Agreement.

         10. COMPENSATION. For the services to be rendered under this Agreement and the facilities to be furnished, the Manager shall pay to the Sub-Adviser for each fiscal year of the Company, a monthly management fee at the annual rate of
 .75 of 1% of the Portfolio's first $20 million of average daily net assets; .60 of 1% of the Portfolio's average daily net assets between $20 million and $50 million; .50 of 1% of the Portfolio's average daily net assets between $50 million and $200 million. Once the Portfolio exceeds $200 million in average daily net assets, the entire monthly management fee will become an annual rate of .50 of 1% of the Portfolio's average daily net assets. The monthly management fee shall be paid to the Sub-Adviser not later than the tenth business day of the month following the month in which such services were rendered and shall be based upon the average net asset values of all the issued and outstanding shares of the Portfolio as determined as of the close of each business day of the month pursuant to the Articles of Incorporation, Bylaws and currently effective Prospectus of the Portfolio. Payments of the monthly management fee will be accompanied by documentation that verifies the calculation of such fee. If the management of the Portfolio by the Sub-Adviser commences or terminates at any time other than the beginning or end of a month, the management fee shall be prorated for that portion of such month during which this Agreement was in force.

         11. REPRESENTATIONS OF THE SUB-ADVISER. The Sub-Adviser represents and agrees that:

                  (a) The Sub-Adviser is registered as an "investment adviser" under the Advisers Act and is currently in compliance in all material respects and shall at all times continue to comply in all material respects with the requirements imposed upon it by the Advisers Act, the 1940 Act, the Internal Revenue Code, state securities laws and all applicable rules and regulations thereunder as they relate to the services provided under this Agreement. The Sub-Adviser will immediately notify the Manager if it becomes aware of the occurrence of any event that would disqualify the Sub-Adviser from serving as an

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investment adviser of an investment company pursuant to Section 9 of the 1940
Act or any other applicable law or regulation.

                  (b) The Sub-Adviser will maintain, keep current and accurate, and preserve all records with respect to the Portfolio as are required of it under the Advisers Act and the 1940 Act, in the manner provided by such Acts and the rules thereunder. The Sub-Adviser agrees that such records are the property of the Company, and following termination of this Agreement will be surrendered to the Company promptly upon request except to the extent that they are required to be retained by the Sub-Adviser under applicable law. Further, such records shall be open to inspection by the Company. The Sub-Adviser will also assure that the Company will have the same access as the Sub-Adviser has to records relating to the Portfolio that are held by relevant third parties. Such inspections will be at reasonable times during business hours and only upon reasonable notice of the Company's desire to make an inspection.

                  (c) The Sub-Adviser agrees to advise the Manager of any developments, such as the reassignment of a portfolio manager, that would require Prospectus disclosure and to provide any necessary information related to such developments.

                  (d) The Sub-Adviser has provided the Manager and the Company with a copy of its most recent and complete Form ADV and will promptly furnish them with copies of any material amendments to the Form.

                  (e) The Sub-Adviser shall furnish the Manager with a certificate, signed by a duly authorized officer of the Sub-Adviser that designates the officers or employees of the Sub-Adviser having authority to act for and on behalf of the Sub-Adviser in connection with this Agreement. The Sub-Adviser agrees that, until such time as the Manager is otherwise informed in writing by a duly authorized officer of the Sub-Adviser, the Manager shall be authorized and entitled to rely on any notice, instruction, request, order or other communication, given either in writing or orally, and reasonably believed by the Manager in good faith to be given by an authorized representative of the Sub-Adviser.

         12. REPRESENTATIONS OF THE MANAGER. The Manager represents and agrees that:

                  (a) The Manager is registered as an "investment adviser" under the Advisers Act and is currently in compliance in all material respects and shall at all times continue to comply in all material respects with the requirements imposed upon it by the Advisers Act, the 1940 Act, the Internal Revenue Code, state securities laws and all applicable rules and regulations thereunder as they relate to the services provided under this Agreement. The Manager will immediately notify the Sub-Adviser if it becomes aware of the occurrence of any event that would disqualify the Manager from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or any other applicable law or regulation. The Manager is registered as an "investment adviser" under the Advisers Act and has provided to the Sub-Adviser a copy of its most recent and complete Form ADV, along with a copy of the Investment Advisory and Management Agreement between the Manager and the Company and the current Company Prospectus regarding the Portfolio. After any amendment to the documents referenced in this paragraph, the Manager will promptly furnish a copy of such amended document to the Sub-Adviser. In addition, the Manager will provide the Sub-Adviser with notice of proposed changes in the Prospectus that relate to the Sub-Adviser, the Portfolio or procedures relating to the Sub-Adviser's management of the Portfolio and the opportunity to review and comment upon such changes before they are finalized.

                  (b) The Manager and the Company are currently in material compliance and shall at all times continue to be in material compliance with the relevant requirements of the Advisers Act, the 1940 Act, all applicable state securities and insurance laws, and the rules thereunder, as they pertain to the Portfolio.

                  (c) The Manager shall furnish the Sub-Adviser with a certificate, signed by a duly authorized officer of the Manager that designates the officers or employees of the Manager having authority to act for and on behalf of the Manager in connection with this Agreement. The Manager agrees that, until such time as the Sub-Adviser is otherwise informed in writing by a duly authorized officer of the Manager, the Sub-Adviser shall be authorized and entitled to rely on any notice, instruction, request, order or other communication, given either in writing or orally, and reasonably believed by the Sub-Adviser in good faith to be given by an authorized representative of the Manager.

                  (d) Except as qualified elsewhere in this Agreement, the Manager shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Advisory Agreement and, in any event, shall oversee and review the Sub-Adviser's performance of its duties under this Agreement.

                  (e) The Adviser has furnished the Sub-Adviser with copies of each of the following documents and will furnish to the Sub-Adviser at its principal office all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available:

                           (i) The Articles of Incorporation of the Company, as
filed with the State of Maryland Secretary of State, as in effect on the date hereof and as amended from time to time ("Articles");

                           (ii) The Bylaws of the Company as in effect on the
date hereof and as amended from time to time ("Bylaws");

                           (iii) Certified resolutions of the Board of the
Company authorizing the appointment of the Adviser and the Sub-Adviser and approving the form of the Advisory Agreement and this Agreement;

                           (iv) The Company's Registration Statement under the
1940 Act and the Securities Act of 1933, as amended, on Form N-1A, as filed with the Securities and Exchange Commission ("SEC") relating to the Portfolio and its shares and all amendments thereto ("Registration Statement");

                           (v) The Company's Prospectus (as defined above); and

                           (vi) Copies of any audited financial statements or
reports made by the Company to its shareholders or to any governmental body or securities exchange, including the Company's annual and semi-annual reports to shareholders.


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Further, the Manager shall furnish the Sub-Adviser with any further documents, materials or information that the Company and/or the Manager mutually agree with the Sub-Adviser will enable the Sub-Adviser to perform its duties under this Agreement.

         13. LIABILITY, INDEMNIFICATION AND FORCE MAJEURE.

                  13.1 The Sub-Adviser, its affiliated firms or its or their employees, officers, or directors will not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio, its shareholders, contract owners or First Fortis contract owners in connection with the performance of their duties under this Agreement, except for loss resulting from willful misfeasance, bad faith or gross negligence on their part in the performance of their duties or from reckless disregard by them of their duties under this Agreement.

                  13.2 The Manager shall indemnify the Sub-Adviser against all claims which may be made against the Sub-Adviser in connection with the exercise of the powers and discretions conferred upon it pursuant to this Agreement, EXCEPT insofar as such claims allege or are the result of the willful misfeasance, bad faith or gross negligence of the Sub-Adviser or any of its affiliated firms or its or their employees, officers or directors or its or their breach of this Agreement or violation of applicable law. Conversely, the Sub-Adviser shall indemnify the Manager and the Company against all claims alleging or resulting from the willful misfeasance, bad faith or gross negligence of the Sub-Adviser or any of its affiliated firms or its or their employees, officers or directors or its or their breach of this Agreement or violation of applicable law.

                  13.3 Neither party shall be held responsible for their non-performance of any of their obligations under this Agreement by reason of any cause beyond their control, including any breakdown or failure of transmission, communication or computer facilities, postal or other strikes or similar industrial action and the failure of any relevant exchange, clearing house and/or broker for any reason to perform its obligations.

         14. TERM, RENEWAL AND TERMINATION.

                  14.1 This Agreement shall, with respect to the Portfolio, become effective as of the date first above written and shall remain in force for two years thereafter, and for successive annual periods thereafter but only so long as each such continuance is specifically approved at least annually by
(1) a majority of the Directors of the Company who are not parties to this Agreement or interested persons of any such parties (other than as Directors of the Company), by vote cast in person at a meeting called for the purpose of voting on such approval; or (2) a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Portfolio. It shall be the duty of the Directors of the Company to request and evaluate, and the duty of the Manager and Sub-Adviser to furnish, such information as may be reasonably necessary to evaluate the terms of this Agreement and any renewal hereof.

                  14.2 This Agreement may be terminated with respect to the Portfolio at any time without the payment of any penalty by the Portfolio (1) by a vote of a majority of the entire Board of Directors of the Company on sixty (60) days' written notice to the Manager and the Sub-Adviser; (2) by vote of the holders of a majority of the outstanding voting securities of such Portfolio (as defined in the 1940 Act); or (3) by the Sub-Adviser on 60 days' written notice to the Manager and the Company.

                  14.3 This Agreement shall automatically terminate in the event of its assignment, as that term is defined in Section 2(a)(4) of the 1940 Act and the rules thereunder.

                  14.4 On the effective date of any termination of this Agreement or as close to such date as is reasonably possible, the Sub-Adviser shall provide the Manager with a final report for the Portfolio which will include the fair market value for each of the Portfolio's investments, prepared in the manner described in Exhibit A hereto.

                  14.5 Upon the Manager's receipt or service of any notice given by or to the Company concerning the termination of the Manager's appointment as the investment adviser to the Company, the Manager shall immediately forward a copy of such notice to the Sub-Adviser and the Sub-Adviser's appointment under this Agreement shall terminate on the same date as the termination of the Manager's appointment.

         15. AMENDMENT. No amendment to or modification of this Agreement shall be effective unless and until it is set forth in a written amendment signed by the Manager and the Sub-Adviser and approved by the vote of a majority of the outstanding shares of the Portfolio, as defined in the 1940 Act.

         16. AUTHORITY AND ENFORCEABILITY.

                  16.1 Each of the parties to this Agreement hereby represents that it is duly authorized and empowered to execute, deliver, and perform this Agreement and that such actions do not conflict with or violate any provision of law, rule, regulation, other legal requirement, contract or other instrument to which it is a party or to which it is subject and that this Agreement constitutes a valid and binding obligation, inuring to the benefit of the Manager and the Sub-Adviser and their respective successors, enforceable in accordance with its terms.

                  16.2 If any provision of this Agreement shall be held or made invalid or unenforceable by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and any such invalid or unenforceable provision shall be deemed to be replaced with a valid and enforceable provision that most closely reflects the intention of the parties.

         17. APPLICABLE LAW. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Minnesota.


         18. NOTICES. All notices hereunder shall be in writing and shall be delivered in person or by facsimile (followed by delivery in person) to the parties at the addresses set forth below:

If to the Manager:                   HL Investment Advisers, LLC
                                     200 Hopemeadow Street
                                     Simsbury, CT 06070
                                     Fax #:
                                     Attn:  Legal Department

If to the Sub-Adviser:               John A. Cammack
                                     (cc: Henry H. Hopkins, Esq.)
                                     T. Rowe International, Inc.
                                     100 East Pratt Street
                                     Baltimore, MD  21202

or such other name or address as may be given in writing to the other party.

         Unless specifically provided elsewhere, notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and if by facsimile and mail, on the date on which such facsimile is sent.

         19. EXECUTION. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers.

                                   HL INVESTMENT ADVISORS, LLC


                                   By:  /s/ David M. Znamierowski
                                      ---------------------------


Attest: /s/ Kevin J. Carr
       ------------------------


                                   T. ROWE PRICE INTERNATIONAL, INC.


                                   By: /s/ Henry H. Hopkins
                                      ---------------------------

Attest: /s/ Barbara A. Van Horn
       ------------------------

                                    EXHIBIT A




       EXAMPLES OF THE ROUTINE ACCOUNTING AND OPERATIONAL INFORMATION AND DOCUMENTATION REQUIREMENTS OF THE PORTFOLIO TO BE SATISFIED BY THE
                                   SUB-ADVISER

                The following information is to be provided to:

                            Fortis Series Fund, Inc.
                              ATTN: Fund Accounting
                                 P.O. Box 64284
                               St. Paul, MN 55164
                               FAX: (612) 738-0996
                              PHONE: (612) 738-4510

         1. DOCUMENTATION OF TRADES. On a daily basis, via facsimile before 11:00 a.m. eastern time, a listing of the previous day's executed trades. Detail on short-term trades done for cash management purposes must be sent via facsimile by 10:30 a.m. eastern time on trade date. With respect to trades for which no DTC affirmation is available, the Sub-Adviser will instruct the broker to provide the Company's Fund Accounting Department (the "Department") with duplicate, hard copy confirmations for such trades.

         2. PORTFOLIO HOLDINGS. On a monthly basis, via facsimile and mail, a list of the Portfolio's holdings. The list should include the following information, for each of the Portfolio's holdings, where applicable: long description, cusip/sedol number, maturity date, par/principal amounts, average cost and coupon rate. The Sub-Adviser will also notify the Department as soon as practicable as to a discrepancy in the information the Sub-Adviser has provided the Department concerning trading information and/or the composition of the Portfolio.

         3. SECURITY PRICING. On a monthly basis, by telephone or facsimile: (i) review with the Department the prices of the Portfolio's securities, which shall be provided by the Department; (ii) inform the Department of any material disagreement with such prices; (iii) provide the Department with the basis for any material disagreement it may have with respect to a particular security's price; and (iv) in any instance, and on any given business day, where the pricing services utilized by the Department do not provide a price for a security held by the Portfolio, provide the Department with reasonable assistance in determining a price for such security provided that the Department shall have used reasonable efforts to determine the price.